EXHIBIT 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the years ended December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8 (File No. 333-125566, effective June 6, 2005) and on Forms S-3 (File No. 333-127961, effective September 7, 2005, File No. 333-135704, effective September 12, 2006, and File No. 333-146586, effective November 28, 2007).

/s/ GRANT THORNTON LLP
Tulsa, Oklahoma
February 27, 2009